Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 29, 2019 on the consolidated financial statements included in the annual report of Advanzeon Solutions Inc. and Subsidiaries on Form 10-K for the years ended December 31, 2017, 2016 and 2015.

/s/ Louis Plung & Company, LLP

January 29, 2019
Pittsburgh, Pennsylvania